Kartoon Studios, Inc.

190 N. Canon Drive, 4th Fl.

Beverly Hills, CA 90210

January 3, 2024

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Mail Stop 3561

Washington, D.C. 20549

Re:	Kartoon Studios, Inc.
Registration Statement on Form S-3
Initially filed on December 22, 2023
File No. 333-276259
Acceleration Request

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Exchange Act of 1933, as amended, Kartoon Studios, Inc. (the “Company”) hereby requests that the effectiveness of the above-captioned Registration Statement on Form S-3 be accelerated to Friday, January 5, 2024, at 4:30 p.m., Eastern Time, or as soon as thereafter practicable.

Any questions should be addressed to Michael S. Lee, Esq., at Reed Smith LLP, 599 Lexington Avenue, New York, New York 10022, telephone (212) 549-0358.

Thank you very much.

Very truly yours,

KARTOON STUDIOS, INC.

/s/ Andy Heyward

By: Andy Heyward

Title: Chief Executive Officer

cc:	Securities and Exchange Commission
Kate Beukenkamp

Kartoon Studios, Inc.
Brian Parisi, Chief Financial Officer
Michael Jaffa, Chief Operating Officer

Reed Smith LLP
Michael S. Lee, Esq.